SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒  Preliminary Information Statement                              ☐  Confidential, For Use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐   Definitive Information Statement

CHINA VALVES TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No Fee Required
☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐  Fee paid previously with preliminary materials:
☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

SCHEDULE 14C INFORMATION STATEMENT
(Pursuant to Regulation 14C of the Securities Exchange Act
of 1934 as amended)

CHINA VALVES TECHNOLOGY, INC.
No. 93 West Xinsong Road
Kaifeng City, Henan Province
People’s Republic of China 475002

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about [_________], 2009, to the holders of record (the “Shareholders”) of the outstanding common stock , $0.001 par value per share (the “Common Stock”) of China Valves Technology, Inc., a Nevada corporation (the “Company”), as of the close of business on June 8, 2009 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  This Information Statement relates to a written consent without a meeting, dated April 24, 2009, (the “Written Consent”) of Shareholders of the Company owning at least a majority of the outstanding shares of Common Stock of the Company as of the Record Date (the “Majority Shareholders”).

The Written Consent authorized an amended and restated Articles of Incorporation (the “Restated Articles”) to effect and implement a 1-for-2 reverse split of the outstanding shares of our Common Stock (the “Reverse Split”).  A copy of the Restated Articles is attached to this Information Statement as Appendix A.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock, and is sufficient under Chapter 78 of the Nevada Revised Statutes and the Company’s Bylaws to approve the Restated Articles.  Accordingly, the Restated Articles are not presently being submitted to the Company’s other Shareholders for a vote.  The action by Written Consent will become effective when the Company files the Restated Articles with the Nevada Secretary of State (the “Effective Date”).  We expect the Effective Date to be on or about the twentieth day following the mailing of this information statement to our stockholders.

           This is not a notice of a meeting of Shareholders and no Shareholders meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing Shareholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.  Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to China Valves Technology, Inc.

By Order of the Board of Directors,

/s/ Siping Fang
Siping Fang
Chief Executive Officer

GENERAL INFORMATION

This Information Statement is being first mailed on or about [_________], 2009, to Shareholders of the Company by the board of directors (the “Board of Directors”) to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Shareholders.

Only one Information Statement is being delivered to two or more Shareholders who share an address unless we have received contrary instruction from one or more of such Shareholders.  We will promptly deliver, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information statements or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECTUATE THE REVERSE SPLIT.

The entire cost of furnishing this Information Statement will be borne by the Company.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under the Nevada Revised Statutes and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing.  Pursuant to the Nevada Revised Statutes, the approval of the Restated Articles requires the affirmative vote or written consent of at least a majority of the issued and outstanding shares of Common Stock.

On the Record Date, the Company had 62,787,401 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On April 24, 2009, our Board of Directors unanimously adopted resolutions approving the Restated Articles and recommended that the Shareholders approve the Restated Articles as set forth in Appendix A.  In connection with the adoption of these resolutions, the Board of Directors elected to seek the written consent of the holders of at least a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The Restated Articles contain provisions that effectuate the Reverse Split which will reduce the number of issued and outstanding shares of our Common Stock and effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance.

CONSENTING STOCKHOLDERS

On June 8, 2009, the following record holders of 39,666,064 shares of Common Stock consented in writing to the Restated Articles.

Name and Address of Consenting Shareholder	Number of Shares Beneficially Owned	Percentage of Total Shares

Bin Li	25,166,064	40.08%
1165 Rugglestone Way, Duluth, GA 30097

Bin Fang	5,500,000	8.76%
No. 93 West Xinsong Road, Kaifeng, Henan, China 475002

Pinnacle China Fund, L.P.	4,500,000	7.17%
4965 Preston Park Blvd., Suite 240, Plano, TX 75093-5170

The Pinnacle Fund, L.P.	4,500,000	7.17%
4965 Preston Park Blvd., Suite 240, Plano, TX 75093-5170

Total	39,666,064	63.18%

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Restated Articles.  The Company is not seeking written consent from any other Shareholders, and the other Shareholders will not be given an opportunity to vote with respect to the actions described in this Information Statement.  All necessary corporate approvals have been obtained.  This Information Statement is furnished solely for the purposes of advising Shareholders of the action taken by written consent and giving Shareholders notice of such actions taken as required by the Exchange Act.

The Company will, when permissible following the expiration of the 20 day period mandated by Rule 14c and in accordance with the provisions of the Nevada Revised Statutes, file the Restated Articles with the Nevada Secretary of State’s Office.  The Restated Articles will become effective upon such filing.  We anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s capital stock immediately before and after the effectuation of the Reverse Split by:

•	each Shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding securities prior to and after the closing of such transactions;

•	each current director of the Company prior to and following the closing of such transactions;

•	each of the named executive officers of the Company during the Company’s last fiscal year; and

•	all current directors and executive officers as a group prior to and following the closing of such transactions.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Total Shares(3)
	Before Reverse Split	After Reverse Split(2)

Bin Li	25,166,064	12,583,032	40.08%
1165 Rugglestone Way, Duluth, GA 30097

Bin Fang	5,500,000	2,750,000	8.76%
No. 93 West Xinsong Road, Kaifeng, Henan, China 475002

Pinnacle China Fund, L.P.	4,500,000	2,250,000	7.17%
4965 Preston Park Blvd., Suite 240, Plano, TX 75093-5170

The Pinnacle Fund, L.P.	4,500,000	2,250,000	7.17%
4965 Preston Park Blvd., Suite 240, Plano, TX 75093-5170

Siping Fang	0	0	0%

Peter Li	0	0	0%

William Haus	0	0	0%

Renrui Tang	0	0	0%

Jing Chen	0	0	0%

Jianxing Li	0	0	0%

Qizhong Xiang	0	0	0%

Binjie Fang	0	0	0%

Zengbiao Yu	0	0	0%

All officers and directors as a group (5 persons named above)(4)	0	0	0%

(1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of the Company’s stock.

(2)	Upon effectuation of the Reverse Split, each two issued and outstanding shares of Common Stock will automatically become one share of Common Stock.

(3)
Percentage of Total Shares represents total ownership with respect to all shares of our Common Stock as a single class.  Assumes 62,787,401 shares of common stock issued and outstanding as of the Record Date and 31,393,701 issued and outstanding after the Effective Date.

(4)
Siping Fang is our President and Chief Executive Officer and the Chairman of our Board of Directors, Peter Li, William Haus and Zengbiao Yu are members of our Board of Directors, Binjie Fang is our Director and Chief Operating Officer, Jianxing Li was our Chief Financial Officer from March 29, 2008 to September 19, 2008, Jing Chen was our Chief Financial Officer from September 19, 2008 to February 1, 2009, Renrui Tang was our Chief Financial Officer from December 18, 2007 to March 29, 2008 and is our Chief Financial Officer since February 1, 2009, Qizhong Xiang is our Chief Technology Officer.

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECTUATE
THE REVERSE SPLIT

On April 24, 2009, our Board of Directors approved, subject to receiving the approval of the holders of a majority of the Company’s outstanding capital stock, an amendment of our Articles of Incorporation to effect a 1-for-2 Reverse Split of our issued and outstanding Common Stock.  The Majority Shareholders approved the Reverse Split pursuant to the Written Consent dated as of April 24, 2009.

The Reverse Split will reduce the number of issued and outstanding shares of our Common Stock and will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance.  The Reverse Split will become effective on the Effective Date which occurs when the Restated Articles in substantially the form of Appendix A hereto are filed with the Secretary of State for the State of Nevada, following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act.

Purpose for Reverse Split

The purpose of the Reverse Split is to reduce the number of our outstanding shares of Common Stock in an effort to increase the market value of the remaining outstanding shares. In approving the Reverse Split, our Board of Directors considered that the low price of our Common Stock may not appeal to investors or encourage interest from brokerage firms.  Our Board of Directors proposed the Reverse Split as a means of attracting investors and locating business opportunities for our Company.  We believe that the Reverse Split may improve the price level of our Common Stock and that this higher share price could help generate additional interest in the Company.

Pursuant to Section 4.17 of the securities purchase agreement dated August 26, 2008 by and among the Company, China Fluid Equipment Holdings Limited, a company incorporated under the laws of Hong Kong, Henan Tonghai Fluid Equipment Co., Ltd., a company organized under the laws of the People’s Republic of China, and the investors listed therein, the Company is obligated to effect a 1 to 2 reverse split of its common stock. The purpose of the proposed Reverse Split is to attempt to increase the market price of our common stock in order to meet the minimum requirements for listing our common stock on a national securities exchange.

Potential Risks of the Reverse Split

There can be no assurance that the bid price of our Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split or that the market price of the post-split Common Stock can be maintained. The market price of our Common Stock will also be based on our financial performance, market condition, the market perception of our future prospects and our industry as a whole, as well as other factors, many of which are unrelated to the number of shares outstanding. If the market price of our Common Stock declines after the Reverse Split, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of a Reverse Split.

Effects of the Reverse Split

On the Effective Date, two shares of Common Stock will automatically be combined and changed into one share of Common Stock.  By way of example, a shareholder with 200,000 shares of Common Stock before the Reverse Split will hold 100,000 shares of Common Stock upon completion of the Reverse Split. Other than the filing of the Restated Articles with the Secretary of State of Nevada, no additional action on our part or on the part of any Shareholder will be required in order to effect the Reverse Split.  Certificates that represent pre-Reverse Split shares will automatically, and without any action on the part of any person, represent one-half of such pre-Reverse Split shares following the Effective Date.

No fractional shares of post-Reverse Split Common Stock will be issued to any Shareholder. Accordingly, Shareholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Split Common Stock, will, upon surrender of their certificates representing shares of pre-Reverse Split Common Stock, receive a full share of our Common Stock.  The rounding up of fractional shares will effect a small change in the relative per cent ownership of the respective common shareholders. This change is not expected to be material.

The Reverse Split will not affect the par value of our Common Stock. As a result, on the Effective Date, the stated par value capital on our balance sheet attributable to Common Stock will be reduced to one-half of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share will be increased because there will be fewer shares.

Our authorized capital stock consists of 300,000,000 shares of Common Stock, $0.001 par value per share, of which 62,787,401 shares were issued and outstanding as of the Record Date.  No other class of securities is authorized, issued or outstanding.  As a result of the Reverse Split, each share of Common Stock outstanding at the Effective Date will automatically become one-half of a share of Common Stock.  Therefore, after the Effective Date only 31,393,701 shares of Common Stock will be issued and outstanding and 268,606,299 shares will be available for issuance.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Split.  Following the effectiveness of the Reverse Split, every two shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

Federal Income Tax Consequences of the Reverse Split

The combination of two shares of pre-Reverse Split Common Stock into one share of post-Reverse Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Split Common Stock will be transferred to the post-Reverse Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all Shareholders.  Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, as amended.  There are no material differences between the Common Stock that is currently outstanding and the Common Stock that will be outstanding upon consummation of the Reverse Split.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine.  Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.  Cumulative voting is not provided for in our articles of incorporation, or any amendments thereto, which means that the majority of the shares voted can elect all of the directors then standing for election.  The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.  There are no sinking fund provisions applicable to the Common Stock.  The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable. The Company is not authorized to issue any preferred stock.

Dividend Policy

Any future determination as to the declaration and payment of dividends on shares of our Common Stock will be made at the discretion of our board of directors out of funds legally available for such purpose.  We are under no contractual obligations or restrictions to declare or pay dividends on our shares of Common Stock.  In addition, we currently have no plans to pay such dividends.  However, even if we wish to pay dividends, because our cash flow is dependent on dividend distributions from our affiliated entities in PRC, we may be restricted from distributing dividends to our holders of shares of our common stock in the future if at the time we are unable to obtain sufficient dividend distributions from and of China Valve. Our board of directors currently intends to retain all earnings for use in the business for the foreseeable future.

Share Purchase Warrants

The Company has issued warrants to CCG Investors Relation Partners LLC to purchase 100,000 shares of the Company’s common stock at a price of $3 per share with expiration date on December 12, 2010. The Company also issued warrants to Brean Murray, Carret & Co., Ltd. to purchase 704,698 shares and to Rosewood Securities, LLC to purchase 469,799 shares of the Company’s common stock at a price of $2,1456 per share with expiration date on August 25, 2011. On February 18, 2009, Brean Murray, Carret & Co., LLC did a cashless exercise of all of the 704,698 warrants held by it and received 402,298 shares of common stock.

Options

The Company has issued options to the Company’s director Peter Li to purchase an aggregate of 45,000 shares of common stock at $4 per share. 33.336% of the options vests on November 22, 2009. The remaining options vests in equal quarterly installments after November 22, 2009 with December 31, 2009 being the first quarterly vesting date until the options are fully exercised in a period of two years. The options expire in five years.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to our proposed amendment of our Articles of Incorporation and the adoption of the Restated Articles.

OTHER INFORMATION

For more detailed information about the Company and the business and operations of the Company see our periodic filings made with the SEC from time to time. Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov and a copies of which may be obtained by writing our secretary at the address specified above.

Appendix A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CHINA VALVES TECHNOLOGY, INC.

China Valves Technology, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1.           The current name of the Corporation is China Valves Technology, Inc.

2.           The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on August 1, 1997.

3.           These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated April 24, 2009, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated April 24, 2009, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4.           The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is China Valves Technology, Inc. (hereinafter, the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III
AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares of Common Stock, par value $0.001.  All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Full-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of the filing date of these Amended and Restated Articles of Incorporation, each two (2) shares of the issued and outstanding Common Stock of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation.  This reverse split shall affect only issued and outstanding shares.  Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive a full share of Common Stock.

ARTICLE IV
GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the Board of Directors.  The number of directors comprising the Board of Directors shall be determined from time to time in the manner provided in the bylaws of the Corporation.

ARTICLE V
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, or amendments thereto.  No repeal or modification of this paragraph shall adversely affect any right or protection of any director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VI
INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE VII
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision.  No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VIII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the Corporation has caused these Restated Articles to be executed by all of the Board of Directors of the Corporation as of this 24th day of April, 2009.

Siping Fang, Chairman

William Haus, Director

Peter Li, Director

Binjie Fang, Director

Zengbiao Yu, Director